Exhibit 99.1

January ___, 2021

[__________]

Re: CONFIDENTIAL - Retention/Loyalty Bonus Opportunity & Agreement

Dear [________],

In conjunction with the recently announced planned combination (the “Combination”) with the Quidel Corporation, Ortho-Clinical Diagnostics, Inc. (the “Company”) is pleased to offer you a Retention Bonus Opportunity (the “Retention Bonus”), up to a potential amount of $[_________], that would be paid if earned, across two installments as outlined below:

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First Installment: $[_________] will be paid to you provided you remain employed with the Company through the closing date of the Combination. It will be paid to you approximately 30 days following the closing of the Combination, or as soon as practicable thereafter, subject to applicable taxes and withholding.
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Second Installment: An additional $[_________] will be paid to you provided that you remain employed with the Company (or the combined entity) for one year after the closing date of the combination or through [______ ___,] 2023, whichever is later. It will be paid to you approximately 30 days following one year after the closing date of the combination or April 30, 2023, whichever is later, or as soon as practicable thereafter, subject to applicable taxes and withholding.

In the event of your voluntary termination, any installment that has not been earned per the above timeline, will be considered not payable. For the avoidance of doubt, if you resign prior to earning any installment, this agreement is null and void. Similarly, if you resign after the first installment is payable, you will not be eligible for the second installment.

In the event of an involuntary termination (not for cause or related to performance), this Retention Bonus will be paid out in full within 60 days after the date of involuntary termination, subject to your execution and non-revocation of a release of claims in a form reasonably satisfactory to the Company (the “Release”). For the avoidance of doubt, if you are involuntarily terminated not for cause, you will be entitled to the entirety of the Retention Bonus. In the event of a termination of your employment for cause or as a result of policy violation, your right to any installment of the Retention Bonus that has not been earned as of the date of such termination of employment will be forfeited for no consideration.

If the closing of the transaction between Quidel Corporation and Ortho-Clinical Diagnostics, Inc. does not occur or the transaction is terminated, the full amount of the Retention Bonus, $[_________] will be payable to you provided that you remain employed with the Company through [______ ___,]. Such amount will be paid to you approximately 30 days following [______ ___,], or as soon as practicable thereafter, subject to applicable taxes and withholding.

In addition to the Retention Bonus, the Company is pleased to offer you a Transaction Bonus Opportunity (the “Transaction Bonus”) of $[_________] that would be paid if earned, as outlined below:

Ortho Clinical Diagnostics | 1001 US Highway 202, Raritan, NJ

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Transaction Bonus: $[_________] will be paid to you provided you remain employed with the Company through the closing date of the Combination. It will be paid to you approximately 30 days following the closing date of the Combination, or as soon as practicable thereafter, subject to applicable taxes and withholding.

In the event of your voluntary termination or a termination by the Company for cause, in each case, prior to the closing of the Combination, the Transaction Bonus will be forfeited for no consideration.

In the event of an involuntary termination (not for cause or related to performance) prior to the closing of the Combination, the Transaction Bonus will be paid out in full within 60 days after the date of such involuntary termination, subject to your execution and non-revocation of a Release. For the avoidance of doubt, if you are involuntarily terminated not for cause prior to the closing of the Combination, you will be entitled to the entirety of the Transaction Bonus.

Please be aware that this arrangement is CONFIDENTIAL between you and the Company - you cannot discuss this with anyone other than People & Culture, or your immediate family or advisor. This agreement is not intended to and does not change in any way the at-will nature of your employment, and this special Bonus will not be treated as salary or taken into account for purposes of determining any other compensation/benefits. You specifically agree that the terms and conditions of any existing agreements such as Employee Secrecy, Intellectual Property and Non-Solicitation Agreement (or any other contracts/amendments) remain binding upon you and in full force and effect.

We thank you for your leadership and look forward to your continued support during this critical time.

Very truly yours,

ORTHO-CLINICAL DIAGNOSTICS, INC.

By:

/s/ Christopher Smith

Chris Smith

Chief Executive Officer

Acknowledged and Accepted:

______________________________

[_____________] Date

Ortho Clinical Diagnostics | 1001 US Highway 202, Raritan, NJ